Exhibit 10.1

Innoviva, Inc.
2000 Sierra Point Parkway, Suite 500
Brisbane, CA 94005

Marianne Zhen
[Address Intentionally Omitted]

September 7, 2018
Dear Marianne,
The purpose of this letter is to set forth the terms of the mutual understanding between Innoviva, Inc. (“Innoviva” or the “Company”) and you regarding the details of your promotion to the position of Chief Accounting Officer, reporting to Geoffrey Hulme.  Your salary on an annualized basis will be $275,000 effective as of July 27, 2018.  You will be eligible to receive an annual discretionary bonus of up to 45% of your annual salary, based on the Company’s performance against its annual goals and a review of your individual performance, and determined at the sole discretion of the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”).  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time to time at the sole discretion of the Board or the Committee.
In addition, you will have the opportunity to earn an aggregate of $12,500 in cash retention bonuses (together, the “Retention Bonus”).  The Retention Bonus will be earned upon the following Company filings with the Securities and Exchange Commission: (i) $5,000.00 upon the Company’s filing of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and (ii) $7,500.00 upon the Company’s filing of the Annual Report on Form 10-K for the year ended December 31, 2018 (each such filing, a “Retention Date”), subject to your continuous employment with the Company through the applicable Retention Date.  To the extent earned, each bonus will be paid in a lump sum with the Company’s next regularly scheduled payroll following the applicable Retention Date.  This Retention Bonus opportunity will cease upon the earlier of your termination of employment (except as provided for below) or upon payment of the portion of the Retention Bonus for the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Subject to the approval of the appropriate committee of the Board and in consideration of services to be rendered by you, you will also be granted a restricted stock award (the “Restricted Stock Award”) for that number of shares of Innoviva’s Common Stock equal to $25,000 divided by the average closing price of Innoviva’s Common Stock for the fifteen (15) trading days ending August 28, 2018.  The Restricted Stock Award will be subject to the terms and conditions applicable to shares awarded under the Company’s 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Agreement.  The shares underlying the Restricted Stock Award will vest in a series of installments as follows: 25% of the shares will vest on February 20, 2019 and the balance of the shares will vest in twelve (12) equal installments on each Company Vesting Date thereafter, provided you remain in continuous service through each such vesting date, and as described in the applicable Restricted Stock Agreement.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

You will continue to be subject to the Company’s Proprietary Information and Inventions Agreement, which you previously signed, as well as the terms of the Company’s Employee Handbook.
While we hope that your employment with the Company will continue to be mutually satisfactory, your employment status will remain “at-will.”  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us with respect to the nature of your employment status.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Director of the Company.  Notwithstanding the foregoing, in the event that you undergo an Involuntary Termination (as defined below) within three (3) months before or twenty-four (24) months after a Change in Control (as defined in the Plan), you will be eligible to receive: (i) 100% of your combined annual salary and target bonus; (ii) a pro-rata portion of your current target bonus based on the number of full months of employment completed in the applicable period on the date of termination in such year of termination; (iii) payment by the Company of your monthly premium under COBRA until the earlier of twelve (12) months following the month of termination, expiration of the COBRA continuation coverage or the date when you obtain new employment offering comparable health insurance coverage; (iv) full vesting of all of your unvested restricted stock and stock option awards; and (v) a lump sum payment of any then unpaid Retention Bonus (collectively, the “CIC Severance”).
Alternatively, in the event that your employment is terminated by the Company other than for Misconduct (as defined below) or by you with Good Reason (as defined below) and such termination, in either case, does not entitle you to the CIC Severance (i.e., such termination does not occur within three (3) months before or twenty-four (24) months after a Change in Control), you will be eligible to receive (i) a lump sum payment equal to 100% of your annual salary, payable within sixty (60) days after your employment terminates (or, if such period spans calendar years, then the payment will be made in the second calendar year); (ii) continued eligibility to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination, subject to the terms and conditions of the Company’s bonus program in effect at the time of termination (other than continued employment) including the achievement of any performance conditions, payable at the same time as bonuses are paid to active employees; (iii) payment by the Company of your monthly premium under COBRA until the earlier of twelve (12) months following the month of termination, expiration of the COBRA continuation coverage or the date when you obtain new employment offering comparable health insurance coverage; and (iv) a lump sum payment of any then unpaid Retention Bonus (together with the CIC Severance, the “Severance”).

Your receipt of the Severance will be conditioned upon your execution, delivery to the Company and non-revocation of a general release of claims in a form acceptable to the Company within sixty (60) days following the date of your separation.  If you fail to return the release on or before the deadline set forth in the form of release, or if you revoke the release, then you will not be entitled to any Severance.  For the avoidance of doubt, your entitlement to the Severance, if any, pursuant to this letter is in lieu of, and not in addition to, any other severance that you may be eligible to receive pursuant to any other agreement, plan or policy of the Company or any of its affiliates.
For purposes of the above severance provisions, “separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent the severance payment described in this letter is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then the severance payment will be made on the first business day following (i) expiration of the six (6) month period measured from your separation or (ii) the date of your death.
The following definitions will apply for purposes of this letter:
(a)
“Good Reason” shall mean, without your consent, the relocation of your principal place of employment to a location that is more than fifty (50) miles from [address intentionally omitted]; provided, however, that in order to terminate your employment with Good Reason, you must provide the Company thirty (30) days’ written notice, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of the event that constitutes Good Reason.  During such thirty (30) day notice period, the Company shall have a cure right, and if not cured within such period, your termination will be effective upon the expiration of such cure period.

(b)	“Involuntary Termination” shall mean a termination of your employment which occurs by reason of:
•	your involuntary dismissal or discharge by the Company for reasons other than Misconduct, or
•
your voluntary resignation following, without your consent, (i) a material diminution in your authority, duties or responsibilities, (ii) a material reduction in your base compensation, (iii) relocation of your principal place of employment to a location that is more than fifty (50) miles from [address intentionally omitted] or (iv) any other action or inaction that constitutes a material breach by the Company of this letter agreement; provided, however, that in order to terminate your employment under this clause, you must provide the Company thirty (30) days’ written notice, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of the event that constitutes one or more of the conditions set forth in subclauses (i) through (iv).  During such thirty (30) day notice period, the Company shall have a cure right, and if not cured within such period, your termination will be effective upon the expiration of such cure period.

(c)
“Misconduct” shall mean the commission of any material act of fraud, embezzlement or dishonesty by you, any material unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company), or any other intentional material misconduct by you adversely affecting the business or affairs of the Company (or any parent or subsidiary of the Company).

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This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  A duplicate original of this letter is enclosed for your records.  To accept these terms, please sign and return this letter to me.

Sincerely,

Innoviva, Inc.

_/s/ Geoffrey Hulme   __________________
By:  Geoffrey Hulme
Title:  Interim Principal Executive Officer

Acknowledged and Agreed as of this 7th day of September, 2018:

Signature: /s/ Marianne Zhen
                Marianne Zhen